EXHIBIT 99.1

T-REX Acquisition Corp. Completes Asset Acquisition of Peak Digital Solutions LLC

Today, T-REX Acquisition Corp. (PINK: TRXA), a growth stage, multi-tiered, vertically integrated crypto-mining business, through its wholly owned subsidiary, Megalodon Mining and Electric, LLC, a Florida Limited Liability Company, announces the completion of its asset purchase of Peak Digital Solution LLC (“Peak Digital”).

Peak Digital is a provider of proprietary and co-location services based in Orofino, Idaho. Its assets consist of a turnkey crypto mining operation, including an approximately 6,000 square foot facility, racks, cooling and operational systems serving a co-location tenants currently occupying one third of the total rack space. T-REX anticipates utilizing the remaining two-thirds for its own proprietary Bitcoin mining operations.

“After consolidating our disparate mining operations at co-locations in Tampa, Florida and Cedar Rapids, Iowa, T-REX has set its sights on acquiring established turn-key mining and co-location operations and land development to establish new locations to our portfolio of properties. We continue to source new opportunities to satisfy our expanding need for reliable, cost effective, and scalable electricity, not only for our own crypto-mining needs,  but also for our expanding list of co-location tenants”, Frank Horkey, President of T-REX Acquisition Corp. said.

By acquiring Peak Digital’s assets, T-REX opens a new chapter in its corporate development. “We will be able to increase our gross profit margins on our proprietary Bitcoin mining operations through the reduction of our electrical cost at our new facility” Horkey remarked. “Further, we have opened a new income generating vertical by becoming the co-location host where before we were the customer”.

About TRXA: T-REX Acquisition Corp.: is a growth stage, multi-tiered vertically integrated cryptocurrency mining business. T-REX has a wholly owned subsidiary, Raptor Mining LLC, designated for proprietary Bitcoin mining and trading for its own account. Its wholly owned subsidiary Megalodon Mining and Electric, LLC is the host of its data centers and provides co-location support and management to crypto currency miner groups.

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of T-Rex Acquisition Corp. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume and profit margins. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.